Exhibit 10.1

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

TRANSITIONAL MANAGEMENT AGREEMENT

Between:

ASTRONOVA PORTUGAL, UNIPESSOAL, LDA., a private limited company, incorporated under the laws of Portugal with its corporate seat in Avenida Miguel Bombarda, nº 4, 1º, 1000 – 208 Lisbon, registered with the Commercial Registry Office under the sole registration and tax payer number 518 151 719 and with the share capital of EUR 1.000,00, hereby represented by Mr. David S. Smith, in his capacity of Director, hereinafter referred to as “ANI PT”;

EFFORT PREMIER SOLUTIONS LDA., a private limited company, incorporated under the laws of Portugal with its corporate seat in Avenida Júlio Graça, 633, 1st floor, 4480-672 672 Vila do Conde, registered with the Commercial Registry Office under the sole registration and tax payer number 503 910 996 and with the share capital of EUR 20.000,00, hereby represented by Mr. Elói Serafim Alves Ferreira, in his capacity of Director, hereinafter referred to as “Effort”;

ELÓI SERAFIM ALVES FERREIRA, married, resident at [***], holder of the citizen card number [***], issued by the Portuguese Authorities, and taxpayer number [***], hereinafter referred to as “Elói Ferreira”;

and

MTEX NEW SOLUTION, S.A., a joint stock company with limited liability, incorporated under the laws of Portugal with its corporate seat in Rua dos 3 Caminhos, 161/175, Meães, 4760—482 Esmeriz, Portugal, registered with the Commercial Registry Office under the sole registration and taxpayer number 510 151 957 and with the share capital of EUR 736.850,00, hereby represented by Mr. David S. Smith and Mr. Elói Serafim Alves Ferreira, in their capacity of Directors, hereinafter referred to as “Company”;

Hereinafter referred to as “Parties” and individually as the “Party”

WHEREAS:

A.

ANI PT is a Portuguese fully owned subsidiary of ASTRONOVA, INC., a public listed company, incorporated under the laws of the State of Rhode Island, United States of America, with registered office in 600 East Greenwich Avenue, West Warwick RI 02893, USA, and with Portuguese national identification number 980 825 415 (hereinafter “ANI”);

B.

On this date was entered into between ANI PT and Effort (the “Seller”), a sale and purchase agreement (“SPA”) for the acquisition of 100% of the share capital of the Company. For the sake of clarity, the definitions of the SPA shall apply to this Agreement;

C.	The Company is a Portuguese leading manufacturer of industrial digital print solutions.

D.

According to Exhibit 1 of the SPA, the Parties have undertaken to execute a Transition Management Agreement (TMA) to define the basic terms and conditions for the on-going services of Effort and Elói Ferreira in the Company for a minimum period of 3 years after Closing Date (“Transitional Period”) and to ensure information and assistance undertakings by the Seller and Elói Ferreira during such period;

E.

For the purposes set forth above, ANI PT has agreed to, in its capacity of sole shareholder of the Company, to appoint Effort as a Director of the Company, which will, in turn, appoint Elói Ferreira to carry out such office;

F.

Effort has accepted the appointment referred to in the previous paragraph and, in accordance with article 390, no. 4, of the Portuguese Companies Code, has appointed Elói Ferreira as the person that will hold such office in representation of the latter;

G.	The Parties now intend to establish the terms and conditions for the Company’s Transitional Period;

Therefore, the Parties have agreed as follows:

1.	MANAGEMENT AGREEMENT

1.1.

Pursuant to Exhibit 1 of the SPA, this Agreement regulates the terms and conditions applicable to Effort as a result of its appointment as a director of the Company, for a period of 3 (three) years after the Closing Date, clarifying the corresponding remuneration conditions, obligations of non-competition and confidentiality, among others.

1.2.	Pursuant to article 390., no. 4, of the Portuguese Companies Code, Effort has appointed Elói Ferreira as a Director of the Company for an additional period of 3 (three) years after the Closing Date.

1.3.	Effort is responsible for paying any remuneration due to the appointed natural person, as well as the applicable social security contributions and taxes, if any.

1.4.

Effort undertakes that it will not replace the Elói Ferreira as its appointed director for the terms set forth above, and that the management duties, and respective fiduciary duties, will be carried out in compliance with the Company’s articles of association, the resolutions of its General Meeting, in accordance with the criteria set out in article 64 of the Companies Code and with Astronova Inc Code of Conduct, herewith attached as Schedule A, as well as with any other legally applicable terms. For the avoidance of doubt, Elói Ferreira shall be considered “as covered person” for purposes of Astronova Inc Code of Conduct.

1.5.

Elói Ferreira hereby accepts and agrees with the appointment set forth in the precedent paragraphs and that he will be executing his role as director and CEO in the Company’s premises and out of the premises, as it may be required, including traveling inside Portugal or abroad.

1.6.

During the term of this Agreement, Effort declares and guarantees that Eli Ferreira undertakes to remain actively and effectively at the service of the Company, on an exclusive basis. For the avoidance of doubt, this agreement is executed in an intuitu personae basis, reason which the permanence of Elói Ferreira as appointed Director and CEO or the Company has been an essential condition for ANI PT to execute this agreement.

1.7.

In his capacity as a Company director and CEO, Elói Ferreira undertakes to execute his CEO management duties for the Company in a manner consistent with the Ordinary Course (as defined in the SPA) and with the guidelines and instructions approved in the Company’s Board of Directors; in particular, Elói Ferreira shall orient his management or commercial practices not only to increase revenues but also to maintain gross margins consistent with historical results, except if otherwise is subject to and approved by a Board of Directors resolution.

2.	REMUNERATION AND EXPENSE COVERAGE

2.1.	The Parties agree that the Company shall pay Effort the following compensation package:

a)	Monthly compensation of €[***];

b)

Grant of 20,000 Restricted Stock Units granted effective date of transaction, vesting in equal amounts over 3 years, and subject to terms and conditions of attached AstroNova, Inc. 2018 Equity Incentive Plan Restricted Stock Unit Award Agreement, herewith attached as Schedule A;

c)

Full use, professional and personal, of the currently attributed vehicles, vehicles expenses (maintenance, insurance and fuel) and purchase options for the residual amounts of such vehicles at the end of the Transitional Period;

d)

Commencing in Fiscal Year 2026 (start date of February 1, 2025): Participation in AstroNova, Inc. Short Term Incentive Plan (STIP) at target rate of [***]% of base salary, with a maximum potential payout of [***]% of base salary. From the date of execution of the SPA through Jan 31st, 2025, the STIP bonus will be paid by ANI by applying the actual FY’25 bonus achievement by ANI Inc. on a pro-rated basis.

e)

In the event that the Company terminates the transition management agreement terminates within a STIP period, the bonus of [***]% of base salary between Feb 1st of each year and the termination date would need to be paid on a pro-rated basis.

f)

Commencing in Fiscal Year 2026 (start date of February 1, 2025): Participation in AstroNova executive Long Term Incentive Plan (LTIP) the same as the plan as approved by the AstroNova, Inc. Board of Directors for all AstroNova executives.

g)

Assuming Effort has earned the right to a full or partial bonus payment as described in c), d), e) and f), the bonus payment will take place consistent with ANI’s internal payment policy in this regard.

2.2.	For the avoidance of doubt, all payments referred to above shall be borne and carried out by the Company and shall accrue VAT at the legal rate, if applicable.

2.3.

The Company undertakes to provide Elói Ferreira with a credit card and debit card for expenses incurred on the performance of his duties as a Director of the Company. The terms for incurred expenses shall be subject to the guidelines and orientations from the Board of Directors, as per ANI’s group policies.

3.	DURATION

3.1.	This Agreement is valid and binding for a period of three years (initial period).

3.2.

The provisions of the previous paragraph are without prejudice to the maintenance of the duties of confidentiality and non-competition, which shall continue even after the termination of the Agreement.

3.3.

In case the mandate period of the company corporate bodies is not aligned with the duration of this agreement, the Parties undertake to adopt all corporate actions in order to have the necessary mandate period in place by approving the necessary General Meeting resolution.

4.	NON-COMPETITION

4.1.	During a period of 5 years from the termination of this Agreement, Effort and Elói Ferreira undertake before the Company and ANI PT not to, directly or indirectly:

a) Create, own, manage, operate, control or work for any company or business whose activities: (i) compete with those of the Company and (ii) are situated in, or materially concern, any jurisdictions worldwide;

b) Persuade, cause or attempt to persuade any employee of the Company, distributor, partner or sales representative of the Company to terminate his, her or its relationship with the Company or take any action which may result in an impairment of such a relationship;

c) Persuade, cause or attempt to persuade any customer, supplier of or person otherwise doing business with the Company to terminate his, her or its relationship with the Company or take any action which may result in impairment of such a relationship or assist, cause or attempt to assist any competitor of the Company in carrying out or developing any business competing with the Company’s activities in any jurisdictions;

4.2.	Without prejudice to the foregoing, Effort and Elói Ferreira shall refrain from taking any action or omission which could reasonably harm or adversely affect the business of the Company.

4.3.

The Parties agree and clarify that the undertakings assumed by Effort and Elói Ferreira in this Clause have been negotiated in arm-length terms, are justified by the sensitive and confidential nature of the Company’s business and the full and extensive knowledge that Effort and Elói Ferreira has in this regard and that Effort and Elói Ferreira’s remuneration provided in 1. Above already duly and fully compensates these undertakings.

5.	SURVIVAL OF RIGHTS ON TERMINATION OR EXPIRY

5.1.

Termination or expiry of this Agreement shall not affect any rights or obligations which may have accrued prior to termination or expiry, namely, the obligation of payment of the compensation package set forth in clause 1. above.

5.2.

The obligations of each Party set out in any clause and the non-competition obligation established in the previous clause intended to survive such termination or expiry, including clause 2. Above, shall continue in full force and effect notwithstanding termination or expiry of this Agreement.

6.	INFORMATION/ASSISTANCE

6.1.	During the Transitional Period, Effort and Elói Ferreira warrants that:

a)

Shall use their reasonable endeavours to provide ANI PT or its designated representatives with any information, access, records, materials or explanations required in relation to the Company’s business;

b)	shall be open, transparent and co-operative with ANI PT or its appointed directors;

c)	shall attend any meetings requested by ANI PT and provide all necessary assistance during the Transitional Period, in order to assure a smooth transition of the Company’s management to ANI.

7.	CONFIDENTIALITY

7.1.	The Parties shall hold confidential the existence and contents of this Agreement. Therefore, the Parties undertake not to disclose it, except:

a)	as otherwise agreed in writing by the Parties;

b)	to the extent required by applicable Law or stock exchange rules or by any Authority but, in that case, only after consultation with the other Party as to the timing and content of the disclosure;

c)	to their professional advisers or counsel bound by a duty of confidentiality, and only to the extent necessary for any lawful purpose;

d)	to the extent such information has been known to such Party prior to disclosure;

e)

to the extent such information is public knowledge, provided, if relevant, that the disclosing Party did not know, or could not reasonably have known, at the time of disclosure that such public knowledge resulted from unlawful disclosure;

f)	to the extent that such disclosure is necessary in judicial proceedings for a Party to exercise its rights under this Agreement or to defend claims of the other Parties under this Agreement.

8.	ENTIRE AGREEMENT

8.1.

This Agreement contains the entire agreement between the Parties relating to the matters covered herein and supersedes all prior agreements and understandings between them, whether oral or in writing, regarding the subject matter hereof.

9.	NOTICES

9.1.	Any notices or other communications made under or in connection with this Agreement must be in writing and shall be validly notified to a Party if:

a)	delivered by hand (with written acknowledgement of receipt) to the persons indicated below;

b)	sent by registered mail or express delivery (courier) to the addresses set out below;

c)	sent by e-mail (with read receipt);

d)

or to any other such addressee or address as the notified Party may have notified to the other Party from time to time in accordance with this Section as its contact details for the purposes of this Section.

A copy of each notice or communication shall be sent (in addition to and not in lieu of) by e-mail to the e-mail addresses set out below.

9.2.	For the purposes of this clause, the addresses of the Parties are as follows:

(i) ASTRONOVA PORTUGAL, UNIPESSOAL, LDA.:

Address	Avenida Miguel Bombarda, n.º 4, 1.º, 1000-208 Lisboa
Att:	Gregory Woods / Chief Executive Officer
E-mail	gwoods@astronovainc.com

(ii) EFFORT PREMIER SOLUTIONS LDA.:

Address	Avenida Júlio Graça, 633, 1.º piso, 4480-672 672 Vila do Conde
Att:	Elói Ferreira
E-mail	[***]

(iii) ELÓI SERAFIM ALVES FERREIRA:

Address	[***]
E-mail	[***]

(IV) MTEX NEW SOLUTION, S.A.:

Address	Rua dos 3 Caminhos, 161/175, Meães, 4760 - 482 Esmeriz, Vila Nova de Famalicão
Att:	Gregory Woods / David Stoll Smith
E-mail	gwoods@astronovainc.com / dsmith@astronovainc.com

9.3.	All notices shall be effective upon receipt and shall be deemed received:

a)	upon delivery, if delivered by hand or by express courier;

b)	on the third Business Day following the mailing date, if sent by registered mail.

If a Notice is sent to the addresses indicated above and is not actually delivered the Notice will always be considered effectively delivered and received within 3 (three) Business Days from the date of the tentative delivery.

10.	GOVERNING LAW AND DISPUTES

10.1.	This Agreement shall be governed by and construed in accordance with the laws of Portugal.

10.2.

Any dispute arising out of or in relation to this Agreement shall be amicably resolved between the Parties within 30 (thirty) days from the date of written notice by either Party of the existence of such dispute.

10.3.

Failing amicable settlement in the terms foreseen above any dispute shall be finally settled by arbitration according to the Rules of Arbitration of the Commercial Arbitration Center of the Portuguese Chamber of Commerce and Industry (Commercial Arbitration Center), by three arbitrators appointed in accordance with the Rules.

10.4.	The arbitration shall take place in Oporto and shall be conducted in Portuguese.

10.5.

The arbitrator’s decision shall be final and binding between the Parties (i.e., not subject to appeal) and shall include the determination of the costs of the proceedings and its allocation between the Parties.

Executed in Oporto, on May 4th 2024, in four original copies, each Party acknowledging receipt of one.

ASTRONOVA PORTUGAL, UNIPESSOAL, LDA

/s/ David Stoll Smith
Name:	David Stoll Smith
Position:	Director

EFFORT PREMIER SOLUTIONS LDA.

/s/ Elói Ferreira
Name:	Elói Ferreira
Position:	Director

/s/ Elói Serafim Alves Ferreira

ELÓI SERAFIM ALVES FERREIRA

MTEX NEW SOLUTION, S.A.

/s/ Elói Ferreira		/s/ David Stoll Smith
Name:	Elói Ferreira	Name:	David Stoll Smith
Position:	Director	Position:	Director